Exhibit 99.1

Vertical Computer Systems Announces Intention to Effect a Tax-Free

Spin-Off of Its Ploinks, Inc. Subsidiary to Create a Standalone

Publicly-Traded Company

Richardson, TX- May 10, 2019 - Vertical Computer Systems, Inc. (OTC: VCSY) is pleased to announce that its Board of Directors has approved a tax-free spin-off of its subsidiary, Ploinks, Inc. The spin-off will be effected by means of a stock dividend to VCSY stockholders, consisting of approximately forty percent of VCSY’s ownership in Ploinks, Inc., creating a standalone publicly-traded company.

The product portfolio of Ploinks, Inc. is currently comprised of two main products: Ploinks Secure Personal Capsule™ for individuals, which includes the Ploinks® mobile application, the Puddle™ and Ploinks Talk™, and Ploinks for Business™. These products are available only for communications between parties located in the United States. The process to achieve public company status commences upon the filing of a Form 10 and an Information Statement, which will be subject to SEC review.

Ploinks® is an application that has been built on VCSY‘s private communication platform. There will be a transition period of approximately one year during which the current President and CTO of VCSY will serve in those same capacities for Ploinks, Inc. Also, during the transition period, Ploinks, Inc. intends to hire a separate staff, continue to develop and enhance its product offerings, market existing products, and generate new business opportunities.

The spin-off will create major benefits for VCSY’s stockholders: First, using a tax-free spin-off allows Ploinks, Inc. the flexibility to pursue its own value-creation opportunities, including the development of a separate market for its securities. Second, since VCSY will remain the major shareholder in Ploinks, Inc., any net income at the subsidiary level will be proportionately recorded as income on VCSY’s income statement. Third, Ploinks, Inc. owns ten million shares of VCSY stock, therefore as the VCSY per share price changes, the dollar differential will be recorded each quarter as income or loss, on Ploinks, Inc.’s income statement. This will be beneficial to Ploinks, Inc. as VCSY’s share price increases.

“Management is excited to create value for our Vertical stockholders through a spin-off of Ploinks, Inc. in the form of a tax-free dividend,” stated Richard Wade, President and CEO of VCSY and Ploinks, Inc. “Ploinks, Inc. is positioned to become a leader in private and secure true peer-to-peer communications through its Ploinks Secure Personal Capsule™ and Ploinks for Business™ products. In addition, Ploinks, Inc. can be a part of the green movement since each Ploinks® user communicates though the server on the user’s mobile device rather than big energy consuming centralized servers.”

Ploinks® is only available for communications between users located within the United States.

Transaction Details

Ploinks, Inc. and VCSY will be preparing a Form 10 and a related Information Statement to file with the SEC, as well as other related agreements and documents relating to the spin-off. VCSY and Ploinks, Inc. will start the review process for hiring the executives and additional staff for Ploinks, Inc.

Information About Ploinks, Inc.

Ploinks, Inc. has two private communications apps: “Ploinks®” and “Ploinks for Business™”. Ploinks® allows individual users to securely and privately view personal communications such as messages and images between one another, while at the same time allowing users to maintain full control over their information utilizing Ploinks’® proprietary technology. Ploinks® is for individuals who value personal control of their communications. Ploinks for Business™ is being designed to allow businesses to communicate privately with various third-party constituents outside of their organizations, such as fans, distributors, customers, and the like. Additional updates and news about VCSY may be found on the company’s Twitter feed at https://twitter.com/VCSYInc (or by searching for “@VCSYInc” on Twitter).

Forward-looking statements disclosure: This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. Any statements that describe the Company's objectives, plans or goals are forward-looking statements. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

ABOUT VERTICAL COMPUTER SYSTEMS, INC.

Vertical Computer Systems, Inc. (OTCQB:VCSY) is a provider of administrative software, Internet core technologies and derivative software application products. Vertical's subsidiary Now Solutions, Inc., distributes emPath™, a payroll and human resources software solution. Another subsidiary, Ploinks, Inc., has developed Ploinks®, a private communication channel. Vertical's primary Internet core technologies include the Private Communication Platform, SiteFlash™ and the Emily™ XML Scripting Language, which can be used to build web services. For the latest news, please visit www.VCSY.com and https://twitter.com/VCSYInc (or by searching for “@VCSYInc” on Twitter).

ABOUT PLOINKS, INC.

Ploinks, Inc., is a software company that develops personal private communication products. “Ploinks®” is a personal private communication channel, which, together with the Puddle™, a backup solution for personal data of Ploinks® users, forms the Ploinks Secure Personal Capsule™. The company also has “Ploinks for Business™”, a private communication product for businesses who want to have secure communications with their outside constituents, such as fans, customers, clients and other third parties. Ploinks, Inc. is a subsidiary of Vertical Computer Systems, Inc. (OTCQB: VCSY). To keep up with the latest Ploinks news, please visit www.ploinks.com and https://twitter.com/PloinksInc (or search for “@PloinksInc” on Twitter).

Media Contacts:

Vertical Computer Systems, Inc.
(972) 437-5200

PRinfo@vcsy.com

Source: Vertical Computer Systems, Inc.

Related Links

https://www.vcsy.com

https://www.ploinks.com